UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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HELEN OF TROY LIMITED
(Name of Registrant as Specified In Its Charter)

SPECTRUM BRANDS HOLDINGS, INC. EMPOWER BRANDS HOLDINGS GROUP, LLC
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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 On November 12, 2026, Spectrum Brands Holdings, Inc. (the “Company”) reported financial results for the fourth quarter ended September 30, 2026. A transcript of the earnings call is included below.

Forward Looking Statements

This document and the accompanying materials contain statements that constitute “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements regarding historical facts, including, without limitation, statements regarding the Company’s and Empower Brands Holdings Group, LLC’s (“Empower Brands”) current expectations, estimates and projections about its industry, its business or a transaction with Helen of Troy Limited (“Helen of Troy”), are forward-looking statements. The Company and Empower Brands caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following: the risk that a transaction with Helen of Troy may not be consummated; the risk that a transaction with Helen of Troy may be less accretive than expected, or may be dilutive, to the Company’s earnings per share, which may negatively affect the market price of the Company’s common shares; the possibility that the Company, Empower Brands and Helen of Troy will incur significant transaction and other costs in connection with a potential transaction, which may be in excess of those anticipated by the Company; the risk that the Company and Empower Brands may fail to realize the benefits expected from a transaction; the risk that Empower Brands, following a transaction, may be unable to achieve anticipated synergies or that it may take longer than expected to achieve those synergies; the risk that any announcements relating to, or the completion of, a transaction could have adverse effects on the market price of the Company’s common shares; the risk that the Company and Empower Brands may be unable to obtain the third-party debt financing to fund a transaction on acceptable terms or at all; and the risk related to any unforeseen liability and future capital expenditure of the Company and Empower Brands related to a transaction.

For additional factors affecting the business of the Company, refer to Part I – Item 1A. Risk Factors of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025 (the “2025 10-K”), and other filings with the U.S. Securities and Exchange Commission (the “SEC”).

Important Information for Investors and Security Holders

This document and the accompanying materials relate to a proposal which Empower Brands has made for an acquisition of Helen of Troy. In furtherance of this proposal and subject to future developments, the Company may file one or more proxy statements, tender offer statements or other documents with the SEC. This document is not a substitute for any proxy statement, tender offer statement or other document the Company may file with the SEC in connection with the proposed transaction.

Investors and security holders of Helen of Troy are urged to read the proxy statement(s), tender offer statement and/or other documents filed with the SEC carefully in their entirety if and when they become available, as they will contain important information about the proposed transaction. Any definitive proxy statement(s) (if and when available) will be mailed to shareholders of Helen of Troy, as applicable. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov.

No Offer or Solicitation; Participants in the Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

This document is neither a solicitation of a proxy nor a substitute for any proxy statement or other filing that may be made with the SEC. Nonetheless, the Company, Empower Brands and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding such persons who may be considered participants in such a solicitation, including a description of their direct or indirect interests in such matters, by security holdings or otherwise, are set forth below, and will be set forth in any proxy statement(s) and other relevant materials related to such matters if and when they are filed with the SEC.

Any information concerning Helen of Troy contained in this document has been taken from, or based upon, publicly available information. Although the Company and Empower Brands do not have any information that would indicate that any information contained in this document that has been taken from such documents is inaccurate or incomplete, neither the Company nor Empower Brands take any responsibility for the accuracy or completeness of such information. To date, neither the Company nor Empower Brands have had any access to the books and records of Helen of Troy. As of the date hereof, an affiliate of Empower Brands directly beneficially owns 1,049,356 common shares, par value $0.10 per share, of Helen of Troy.

12-Nov-2026

Spectrum Brands Holdings, Inc. (SPB)

Q4 2026 Earnings Call

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

CORPORATE PARTICIPANTS

Jennifer Schultz

Division Vice President-Financial Planning and Analysis & Investor Relations, Spectrum Brands Holdings, Inc.

David M. Maura

Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.

Faisal Qadir Chief Financial Officer & Executive Vice President, Spectrum Brands Holdings, Inc.

OTHER PARTICIPANTS

Olivia Tong

Analyst, Raymond James Financial, Inc.

Robert James Labick

Analyst, CJS Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good day. Thank you for standing by. Welcome to Spectrum Brands Holdings' Fourth Quarter 2026 Earnings Conference Call. At this time, all participants are in a listen-only mode. After the speakers' presentation, there'll be a question-and-answer session. [Operator Instructions] Please be advised that today's conference is being recorded.

I would now like to hand the conference over to your first speaker today, Jen Schultz, Division Vice President, FP&A and Investor Relations. Please go ahead.

Jennifer Schultz

Division Vice President-Financial Planning and Analysis & Investor Relations, Spectrum Brands Holdings, Inc.

Thank you. And welcome to Spectrum Brands Holdings' Q4 2026 earnings conference call and webcast. I'm Jen Schultz, Division Vice President of FP&A and Investor Relations, and I will moderate today's call. To help you follow our comments, we have placed a slide presentation on the Event Calendar page in the Investor Relations section of our website at www.spectrumbrands.com. This document will remain there following our call.

Starting with slide 2 of the presentation, our call will be led by David Maura, our Chairman and Chief Executive Officer; and Faisal Qadir, our Chief Financial Officer. After opening remarks, we will conduct the Q&A.

Turning to slides 3 and 4. Our comments today include forward-looking statements, which are based upon management's current expectations, projections, and assumptions, and are by nature uncertain. Actual results may differ materially. Due to that risk, Spectrum Brands encourages you to review the risk factors and cautionary statements outlined in our press release dated November 12, 2026, our most recent SEC filings, and Spectrum Brands Holdings' most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statements.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

Also, please note that we will discuss certain non-GAAP financial measures in this call. Reconciliations on a GAAP basis for these measures are included in today's press release and slide presentation, which are both available on our website in the Investor Relations section.

Now, I'll turn the call over to David Maura. David?

David M. Maura

Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.

Hey. Thanks, Jen. Good morning, everybody. Welcome to fourth quarter and full year earnings update. Thanks for joining the call.

Before I get into the Q4 performance, I want to specifically address at the top of this call the proposal from our subsidiary, Empower Brands, which is jointly owned by us and Oaktree, to acquire Helen of Troy. I want you to understand why we're pursuing this transaction, and it helps to start with the broader industry landscape. There are simply too many subscale consumer product companies selling too much of the same or similar products to too few retail customers. We have long held the view that this industry has simply too many players in a retail environment that is increasingly rewarding scale, and the consolidation is not just beneficial, but it's actually inevitable.

One of the purposes behind our creating the Empower Brands joint venture was to enable this business to achieve scale. We believe this combination represents a compelling opportunity for shareholders for both companies. For Helen of Troy's shareholders, our proposal provides the opportunity to realize immediate and certain cash value at an attractive premium with no execution risk. For Spectrum Brands' shareholders, it represents an opportunity to build a stronger, better resourced consumer products platform with a meaningful potential to create long-term value.

Greater scale matters. Scale funds the innovation, marketing, and operational capabilities that are simply table stakes in today's environment and are required to win in an industry that's highly competitive, with promotional categories facing tepid demand and materially rising cost pressures, as evidenced by recent inflationary headlines. We believe that Helen of Troy's current size and leverage constraint, it hurts its ability to invest at the level needed to achieve consistent growth and margin expansion. By bringing two complementary businesses together, we see greater potential opportunity to create a powerful combined platform.

This combination would build on Empower Brands' existing strengths while expanding its portfolio, enhancing its scale, and unlocking meaningful opportunities for operational efficiencies, margin expansion, and long-term growth. Having a meaningfully greater resource base, the new company would have the capacity to make the investments needed in innovation and marketing to be relevant in today's highly competitive crowded space. And importantly, it would advance our strategy to unlock and maximize the value of our Home & Personal Care business through a potential spin-off, merger, or sale.

We're simply disappointed by Helen of Troy's response, and frankly, surprised by the degree to which they have positioned a previously disclosed plan, one that lacks the scale and detail and substantive new initiatives needed to give shareholders a real confidence as the central rationale for rejecting our proposal. After having carefully reviewed Helen of Troy's three-phase strategic road map, we are highly skeptical that the plan can deliver the magnitude and durability of improvement that management is projecting, particularly against the current backdrop of material input cost inflation, soft consumer demand in key categories, and an intensely competitive environment.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

To put this in context, this is not the first time Helen of Troy has presented shareholders with a strategic reset. It is actually the third time in recent memory. And notably, many of the same board members who oversaw the prior unsuccessful plan remain in place today, with the same Chairman presiding over an 87% decline in the company's share price in just over the last five years through October 30.

The fundamental performance is equally troubling. Revenue declined 19% and adjusted EBITDA declined 51% over the last four fiscal years. Through all of this, the company has cycled through three CEOs in as many years, which raises legitimate questions about leadership's ability and the organization's competency to execute on a complex multiyear transformation. We sincerely believe shareholders should weigh these facts carefully when they're evaluating the credibility of the current plan against the certainty of our cash premium offer.

I also want to address Helen of Troy's characterization of our engagement today. This is certainly not, I repeat, not an opportunistic proposal. This is not opportunistic as Helen of Troy is claiming. We have consistently expressed our interest in pursuing a constructive dialogue for many years. I personally sent them a merger model on March the 12th of 2025 when Helen of Troy was trading in the 50s per share. Since then, the company has only materially deteriorated.

The confidentiality agreement they presented to us in response to our latest offer included overly restrictive standstill provisions that would have limited our ability to communicate our proposal publicly to you shareholders. Now that everything is out in the open, we don't think there's any reason for Helen of Troy's board not to engage with us. We would be willing to sign a customary non-disclosure agreement, which could potentially support an improved proposal.

Given our knowledge of the company and our experience in the sector, we are confident that we can complete the due diligence and finalize a merger agreement on an accelerated timeframe of approximately 45 days. Further, we do not anticipate any regulatory issues associated with the transaction, and this agreement would not contain any financing contingency.

We view this opportunity as compelling for Helen of Troy's shareholders, for Spectrum Brands' shareholders, and for the industry at large. We are thoughtfully evaluating the full range of options available to us. As this process is ongoing, we will not be taking questions on today's call regarding this proposed transaction, but we remain highly committed to transparency with the shareholders of both companies.

This strategic opportunity exists precisely because Spectrum is now operating from a position of strength with an unlevered balance sheet. None of this would be possible without our global employees. I want to take a moment to sincerely thank all of them, not just for the results delivered in fiscal 2026, but for the focus, the discipline they have maintained through what's been a dynamic and, at times, distracting environment. The commitment to do the work doesn't change regardless of what's happening in the background or the noise around us. And I'm proud of this team for maintaining focus and demonstrating that discipline.

Let's turn now to slide 6. Fiscal 2026 was a pivotal year for our company. I want to take a moment to reflect on what the team has accomplished. The operating environment was anything but easy with a lot of macroeconomic, geopolitical, and inflation volatility, combined with an evolving trading landscape that weighed on consumer confidence across many categories.

Against that backdrop, we made significant strategic progress operationally, financially, and we did so by staying disciplined. We stayed close to the consumer, as well as our retail partners, and we moved quick when conditions

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

changed. That execution is what gives me the confidence heading into fiscal 2027, where recent inflationary headwinds are very real, but also understood. The actions we took this year position us well to manage through them. So let me start with the highlights.

First, I want to share a meaningful operational milestone for our company. With the recent deployment of S/4HANA in our HPC EMEA business, we are now operating on a single ERP platform across the entire organization. This was a multiyear transformation that touched every part of our business, and seeing it through to completion is something the team should be incredibly proud of. But in many ways, the most important work is just beginning. We believe this unified platform, this single source of truth, has the ability and the potential to drive meaningful improvements in efficiency, process standardization, and long-term competitive position for the company.

Second, our focus on our balance sheet health and working capital discipline continued to pay off in fiscal 2026. Excluding approximately $59 million of tariff refunds, we generated over $188 million in adjusted free cash flow. That's over $8 per share, and that exceeded expectations. And we ended the year with a net leverage ratio of just 0.77 turns. This positions us for significant financial flexibility going forward.

Inventory management is a good example of the discipline driving these results. Our S&OP process, now extended into several of our smaller markets, kept inventory lean throughout the year. And in the fourth quarter, all three business units delivered fill rates above 95%. This is a direct reflection of the disciplined demand management and prioritization of service that the company is achieving without sacrificing working capital.

Third, if I can turn to our Global Pet Care and Home and Garden business, both of these important units returned to net sales growth in fiscal 2026, the result of our deliberate investment in innovation and our innovation pipeline and in advertising and digital marketing. What I'm most encouraged about is not just that we grew, but how we grew. Both businesses grew with volume growth across both of their platforms.

Our teams continue to operate with a sharper consumer focus, leading with insights to tell us where the market is going rather than where it's been, and adapting quickly as consumer needs and preferences evolve. That agility is increasingly becoming a competitive advantage in this environment. We have a lot more work to do, but we're on our way. And while our Home & Personal Care business saw a top line decline for the full year, as we expected, the second half showed meaningful improvement, with net sales coming in relatively flat, an encouraging trend as we enter fiscal 2027.

Fourth, we expanded EBITDA margins meaningfully across the businesses. Excluding the impact of tariff refunds, full-year adjusted EBITDA margins expanded 80 basis points, with improvement across all three business units. I want to call out Home & Personal Care in particular, which delivered $68.9 million of adjusted EBITDA and 130 basis points of margin expansion, a very strong result that reflects the team's disciplined execution, even as top line pressures persisted. We said we would focus on maximizing profitability for this business, and these results reflect exactly that, disciplined cost management and margin expansion even in a challenging revenue environment.

Finally, as we head into fiscal 2027, the macroeconomic environment remains challenged. Consumer confidence continues to face pressure, and inflation has recently increased over the last three months. On the input cost side, we are now facing approximately $80 million of additional inflationary headwinds, driven by higher diesel fuel, transportation costs, as well as broader commodity pressures across resins, purchased products, finished goods, and labor. The actions we took in 2026 to strengthen our cost structure and pricing position, combined with the

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

near-term benefit of reduced tariff rates and targeted pricing action, give us confidence in our ability to offset these pressures while continuing to invest in our businesses.

Now, if I could have everyone turn to slide 7, I believe, for a quick review of fiscal 2026 results. As I mentioned earlier, this year was not without its challenges. The broader macroeconomic environment remained volatile with geopolitical tensions and an evolving trade landscape, with uneven consumer demand across certain categories, and all regions weighing on businesses. For the first half was particularly challenged, where Home and Garden faced tougher prior-year comparisons driven by retailer inventory dynamics and demand softness in Home & Personal Care was more pronounced.

The second half, however, told a different story with meaningful improvement in both top and bottom line performances as the year progressed. Further, excluding the benefits of tariff refunds, the underlying performance reflects what I described in our highlights, meaningful growth in our core businesses and solid margin expansion.

With the context on the year, let me turn to how we're thinking about 2027 and the priorities that will guide our execution. Turning to slide 8 and an introduction to our strategic priorities for 2027. The fundamentals of our business remain strong, and our priorities are designed to extend that momentum. We're not resetting our strategy. Instead, we're building on it with focus and conviction. While the broader operating environment will continue to present headwinds, our focus remains on driving above-category growth, investing behind the best opportunities, and positioning the business for durable long-term performance.

Our first strategic priority is our financial stewardship, and the objective is straightforward. We're focused on generating the financial capacity to fund our own growth, and that means driving organic growth above the category to take market share, concentrating our spending behind the highest return opportunities and managing our cost structure with discipline. A healthy balance sheet and strong free cash flow give us the flexibility to invest in the businesses and pursue strategic opportunities as they arise.

We continue to be active in the M&A market. We're looking for the right complementary assets to build upon the strength of our Global Pet Care and Home and Garden portfolios. We will remain disciplined however, never compromising on value nor strategic fit.

Our second strategic priority is operational excellence, centered on operating with greater speed, simplicity, and more efficiency. With our S/4HANA implementation now complete, we're focused on capturing the full value of the platform. The work now shifts to standardizing processes across the organization, improving data quality, driving meaningful efficiency gains that create capacity for growth.

Alongside S/4HANA, we are investing in AI and digital capabilities that will further automate routine work and allow our teams to focus on higher value growth-oriented activities. Underpinning this is continued commitment to flawless execution, maintaining best-in-class fill rates, disciplined inventory management and uncompromised standards on quality, safety, and compliance. We believe a more agile and operationally efficient organization will allow us to bring product – will bring our products to market faster, respond to changing consumer and market dynamics, and ultimately deliver better results for our customers and shareholders.

Our third strategic priority is our people and culture, and this is not a new focus for us. Investing in talent and leadership was a priority last year, and we made meaningful progress. This year, we are building on that foundation. We are focused on continuing to raise the bar on talent, hiring for speed of execution, sharp judgment and adaptability, fostering a culture where leaders set the pace, empower their teams, and own the outcomes. We want to recognize and reward the people who deliver, encourage a genuine bias for action, and strengthen the

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

organizational muscle to move faster and decide with confidence. Ultimately, a high-performing, empowered team is our most important competitive advantage.

Our fourth and final strategic priority is accelerating our growth engine and becoming an innovation, marketing, and commercial powerhouse. That means putting consumers first, turning data and insights into action to take share and develop an AI-enabled innovation engine that's fast, consumer-relevant, and financially accretive. And it means strengthening our digital marketing muscle, mastering brand storytelling, and creating social content and commerce experiences that are engaging and win the next generation of consumers. It means building sales teams with genuine growth instincts while owning new channels where the consumers are increasingly shopping.

Turning to slide 9 and our high-level fiscal 2027 earnings framework. We expect net sales to be flat to up low-single digits compared to the prior year, despite the challenging inflationary environment, one that is expected to pressure consumer demands and will require us to take measured pricing actions to offset cost headwinds in our own businesses.

Both Global Pet Care and Home and Garden are expected to grow again, building on the momentum from fiscal 2026, with our key brands continuing to outperform the market. For Home and Garden, elevated retail inventory levels will be a headwind in the first half, but we expect these levels to normalize as we move into the main season. Home & Personal Care is expected to be relatively flat as consumer softness and the competitive dynamics in that business persist.

Heading into fiscal 2027, we expect approximately $80 million in incremental input cost inflation. This is a most unwanted recent development. Our team is focused on offsetting these pressures while continuing to invest in our businesses. Despite that significant headwind, we do expect adjusted EBITDA to be flat to up low-single digits for fiscal 2027 after normalizing for onetime tariff refund benefits received in fiscal 2026. Faisal will provide more details on the drivers of this in his section. Lastly, we expect adjusted free cash flow to be approximately 50% of adjusted EBITDA.

Before I turn the call over to Faisal, I want to sincerely thank each member of the Spectrum Brands team. Your commitment and execution are reflected in these results. And as we head into fiscal 2027, I'm confident in this team's ability to deliver another strong year of performance.

Now you'll hear more from Faisal on the financials and additional business unit insights. The call is yours, Faisal.

Faisal Qadir

Chief Financial Officer & Executive Vice President, Spectrum Brands Holdings, Inc.

Thank you, David. Let's turn to slide 11 now for a review of our fourth quarter results from continuing operations, beginning with net sales. Net sales decreased 2.8%. Excluding the impact of $2.7 million of favorable foreign exchange, organic net sales decreased 3.1%. The decline was primarily driven by Home and Garden, where unfavorable weather conditions and elevated retailer inventory levels weighed on replenishment orders. As expected, Global Pet Care and Home & Personal care net sales also declined, reflecting softness in aquatics and home appliances, respectively.

Our gross profit increased $11.8 million and gross margin of 37.6% increased 260 basis points, driven by pricing, lower trade spend, reduced tariff spend, and cost improvement actions, partially offset by the lower sales volume.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

Operating expenses of $244 million increased by 7.4%, largely attributable to an increased investment spend. Operating income of $24.4 million decreased by $5 million, driven by the higher operating expenses, partially offset by the gross profit increase I mentioned earlier.

GAAP net income and diluted earnings per share both decreased, primarily driven by lower operating income and a year-over-year reduction in income tax benefits. Diluted earnings per share benefited from a lower share count.

Adjusted EBITDA was $69.9 million, an increase of $6.5 million, including a $3.2 million reinvestment of tariff refund proceeds back into the supply chain. Excluding this impact, adjusted EBITDA was $73.1 million, an increase of $9.7 million or 15.3%, driven by improved gross margins, partially offset by lower volume and higher operating expenses. Adjusted diluted EPS decreased to $1.39, driven by a year-over-year reduction in income tax benefits, partially offset by higher adjusted EBITDA and a reduction in shares outstanding.

Let's turn to slide 12. Our Q4 interest expense from continuing operations of $8.6 million increased $700,000. Cash taxes during the quarter increased $33.7 million from the prior year. Depreciation and amortization of $24.8 million increased $900,000 from last year. And separately, our share-based compensation increased to $6.5 million from $5.8 million in the prior year.

Capital expenditures were $20.6 million in Q4, $7.4 million lower than last year. Cash payments towards strategic transactions, restructuring-related projects, and other unusual non-recurring adjustments were $8.7 million versus $7.3 million last year.

Moving to the balance sheet, we had a quarter-end cash balance of $339.9 million and $496.3 million available on our $500 million cash flow revolver. Total debt outstanding was approximately $629.8 million, consisting of $496.1 million of senior unsecured notes, $73.7 million of finance leases, and a $60 million HPC term loan. We ended the quarter with $289.9 million of net debt.

Now let's turn to slide 13, where I'll do an overview of our full-year results. Net sales increased 1.5% while organic net sales decreased 0.3%. Global Pet Care and Home and Garden both returned to organic sales growth, driven by strong performance from our key brands and, in case of Global Pet Care, the stabilization and recovery of companion animal categories. These results were tempered by softness in Home & Personal Care, reflecting consumer demand pressure and a reduced product portfolio in North America and an increased competitive intensity in EMEA.

Full-year gross profit increased $118.8 million, with gross margin expanding 360 basis points to 40.3%, including a net benefit from tariff refunds of $57.4 million. Excluding this tariff refund impact, gross profit increased $61.4 million, with gross margin expanding 160 basis points to 38.3%, driven by pricing, favorable mix, cost improvement actions, and favorable foreign exchange, partially offset by higher tariffs and lower volume.

Adjusted EBITDA increased to $374.8 million. Excluding tariff refund-related impact of $57.4 million, adjusted EBITDA was $317.4 million, an increase of $28.3 million or 9.8%, primarily driven by improved gross margins, partially offset by lower volumes and higher operating expenses.

Adjusted free cash flow was $247.3 million, including $59.1 million of tariff refunds. Excluding this benefit, adjusted free cash flow was $188.2 million or approximately $8 per share, a reflection of the continued improvement and strong execution achieved through disciplined working capital management.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

Now let's get into the review of each business unit performance, and I'll provide some underlying drivers of our operational results. Let's start with our Global Pet Care business, which is on slide 14. Reported net sales decreased 1.5%, and excluding unfavorable foreign exchange, organic net sales decreased 1.1%. Reported net sales in companion animal increased low-single digits, while sales in aquatics decreased low-double digits.

In North America, sales increased low-single digits, a result made more notable as we were lapping elevated prior-year volume tied to a stop-ship event that shifted orders from Q3 into Q4 of last year, affecting results across the segment. Companion animals led the way with strength in chews, stain and odor, and grooming, all maintaining or gaining market share.

In addition to strong brand performance, the chews category, our largest companion animal sub-category, continued to build momentum going for the third consecutive quarter and returning to growth on a 52-week basis. On the aquatics side, sales declined low-double digits, driven primarily by distribution losses in hard goods, a product line that is not central to our long-term strategy for the category.

Turning to EMEA, organic net sales declined mid-single digits, with softness across both companion animal and aquatics. In companion animal, results were impacted in part by a more difficult prior-year comparison as last year's Eukanuba launch pulled forward sales from Q1 into Q4. This was partially offset by the continued strength of Good Boy, which continued to expand its reach across continental Europe while reinforcing its leading market position in the UK. In aquatics, the decline was largely driven by overall category softness in key markets, though Tetra continued to gain share within the category.

On the commercial front, our brands continue to perform well in the marketplace, with key brands across key regions outperforming their respective markets. Nature's Miracle is a strong example, where we continue to gain market share across the portfolio, backed by targeted investment spend, with cat cleaning products driving meaningful incremental volume. IAMS dry cat products in EMEA also continue to gain traction, and we see meaningful opportunity to further expand distribution as we build on the brand's momentum.

The common thread across these wins is disciplined investment behind the right brand in the right channels. At the same time, how and where consumers discover and purchase our products continue to evolve, and our approach evolves with them. Our commercial and go-to-market strategy is focused on meeting consumers wherever they choose to shop, whether that's brick-and-mortar retail, online, or increasingly through social commerce. And we have recently and deliberately built a social-first marketing machine designed to engage consumers across all of these touchpoints. We continue to fuel that engine with consumer-led innovation and targeted marketing and advertising designed to build awareness, engagement, and conversion.

Turning to EBITDA, excluding tariff refunds, this quarter's adjusted EBITDA was $48.2 million, a decrease of $1.4 million versus the prior year, and adjusted EBITDA margin was 16.4% compared to 16.6% last year. The decline was primarily driven by lower volumes and increased investment spend, partially offset by pricing, favorable mix, and cost improvement actions.

Despite a softer fourth quarter in both sales and EBITDA, we are pleased with the full-year results for the GPC business. Net sales grew 5.1% for the fiscal year, with modest EBITDA margin expansion, all while increasing investment spend behind our brands, a result that reflects the underlying strength of our portfolio.

As we continue ahead to fiscal 2027, we expect that momentum to continue with low-single-digit net sales growth supported by ongoing share gains, a pipeline of innovation, and continued category growth across all key

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

markets. While we're navigating meaningful inflationary pressures, the actions we have taken position us well, and we expect margins to be in line with the prior year.

Let's move to our Home and Garden business, which is on slide 15. Net sales decreased 9.3% in the quarter, primarily driven by a double-digit decline in the controls category following a record third quarter for the business. As we signaled last quarter, unfavorable weather conditions that emerged in late June continued into July, with widespread heat softening consumer demand and leaving certain retailers with elevated inventory levels, which tempered this quarter's replenishment orders and weighed on results. Weather conditions continued to be unfavorable through August, with POS softness for majority of the quarter before showing improvement in September.

Household insect control and repellents were also modestly down, reflecting softer category demand and cautious retailer buying during the quarter. Despite this challenging backdrop, our brand continued to outperform the market, led by Spectracide, Hot Shot, and Repel all gaining share, reinforcing our confidence in the strength of our brand portfolio.

Turning to cleaning, the launch of the Rejuvenate PowerMax multi-surface spray mop in home centers and mass retailers resulted in sales growth in the quarter. On the commercial front, our biggest-bet innovations, supported by consumer-relevant marketing campaigns, delivered tangible results throughout the fiscal year.

The Spectracide wasp and hornet traps and Hot Shot flying insect trap are both in their second year on shelves with continued advertising support, expanded distribution, and strong retailer support through expanded in-store displays driving meaningful consumer awareness and trial. Our liquid lawn fertilizers launched earlier this year is following the same trajectory we established with our other recent innovations. And we expect year two to bring meaningful growth in fiscal 2027 as we continue to execute against our strategy of bringing differentiated, consumer-led products to market. Lastly, our Repel personal repellent brand continued to build momentum, driving further market share gains in the quarter and reinforcing the strength of our brand investment strategy.

Turning to profitability, adjusted EBITDA was $13.3 million, a decrease of $3.6 million versus the prior year, and adjusted EBITDA margin of 10.5%, representing a 160-basis-point decline year-over-year. The decrease in adjusted EBITDA and margin was primarily driven by the lower volume, partially offset by productivity improvements and general expense management.

While the fourth quarter presented meaningful headwinds, we are pleased with the full fiscal year performance of the H&G business. Top line grew 3.9%, and excluding tariff refunds, EBITDA margin expanded 10.4% with 100 basis points of margin improvement.

As we enter fiscal 2027, retailers made progress working through elevated inventory levels during the fourth quarter, though some excess remains. We expect the inventory overhang to be largely resolved in the first half of the fiscal year, resulting in generally healthy levels by the start of the season.

Our sales team will continue to work closely with our retail partners to align our consumer demand expectations and what that means for our production and shipment plans. As a reminder, most of our Home and Garden POS comes in the second half of our fiscal year, with the first half largely focused on preparation and staging for the seasonal business. Meaning, timing of inventory builds can vary and impact quarterly comparisons. We expect our categories will continue to be well supported at retail, and the strength of our brands positions us to continue driving share growth.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

Despite the near-term inventory headwind, we believe the underlying resilience of the business, combined with a favorable weather setup, positions us well to deliver low-single-digit growth in fiscal 2027. We will remain disciplined stewards of our investment spend, making targeted bets in the areas where we see the greatest opportunity to drive top line.

Let's finally move to our Home & Personal Care business, which is slide 16. Reported net sales decreased 0.9%. Excluding favorable foreign exchange, organic net sales decreased 2.3%. For the quarter, reported net sales in the personal care category were flat versus the prior year, and sales in home appliances were down low-single digits. In EMEA, organic net sales increased low-single digits, with personal care leading the way.

Results benefited from approximately $7 million of retailer order accelerations ahead of our S/4HANA ERP go-live, which contributed favorably to the quarter. Excluding this timing benefit, both categories continue to face headwinds from intensifying competition, particularly in the e-commerce channel.

The UK remained a bright spot with gains across both personal care and home appliances, reflecting continued distribution wins at key retail partners and the strength of our expanded direct-to-consumer business, which remains a strategic growth priority for the segment.

North America sales decreased low-double digits, with declines across both home appliances and personal care. In home appliances, results were impacted by distribution losses at certain retailers. The Black & Decker brand showed pockets of strength in the e-commerce channel as well as distribution gains in coffee makers and garment care.

In personal care, the decline was primarily driven by growing competitive pressure across the category, particularly from emerging brands, compounded by a more difficult prior-year comparison tied to a strong Q4 new product launch. Within the category, curling irons remained a bright spot with continued strong performance in the quarter.

In LATAM, organic sales increased mid-single digits, with growth across both personal care and home appliances. In personal care, new product launch earlier in the year across Mexico, Colombia, and Central America continued to gain traction, with Remington driving sustained sell-out growth at key retail partners. Home appliances also contributed to growth, with Black & Decker generating incremental volume at top retail customers across Colombia and Central America.

On the commercial front, our strategic investment focus is centered on a set of growth pillars designed to drive long-term sustainable growth for the Home & Personal Care business. On the bright side, we recently launched a new shaver collection under the Remington brand, designed around the key consumer priorities of durability, easy cleanup, and skin comfort, a launch that reflects our continued commitment to innovation-led growth across the portfolio.

We also continue to expand our direct-to-consumer presence, building on the success of our UK platform with the recent launch of our Germany DTC business during the quarter. Our teams are actively engaging with creators to shape how consumers discover and shop our brands, with TikTok emerging as an important and growing channel in our strategy.

Turning to profitability, adjusted EBITDA excluding tariff refunds was $25.7 million, an increase of $10 million versus the prior year, with adjusted EBITDA margin expanding 350 basis points to 8.8%. The increase was

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

primarily driven by reduced tariff rates, operational efficiencies, and favorable foreign exchange, partially offset by lower volume.

Home & Personal Care delivered adjusted EBITDA of $68.9 million for the full year, excluding tariff refunds, representing 130 basis points of margin expansion. This was a strong profitability result that reflects the team's disciplined execution even as top-line pressures, consistent with what we experienced in the quarter, weighed on net sales.

As we enter fiscal 2027, we will build on that foundation, balancing profitability with strategic investment in our key growth pillars. While we expect net sales to be relatively flat in the near term, these investments are intentional, positioning the business for sustained long-term growth. While inflationary headwinds are expected to pressure margins in the year ahead, the deliberate actions we took in fiscal 2026 position us well to navigate the environment with confidence.

Let's turn to slide 17 and our expectations for fiscal 2027. We expect net sales to be flat to up low-single digits compared to the prior year. While we expect another year of growth in both our Global Pet Care and Home and Garden business, Home & Personal Care is expected to be relatively flat as consumer demand softness and broader economic challenges continue to weigh on demand in that segment.

Consistent with our net sales outlook, adjusted EBITDA is expected to be flat to up low-single digits, normalizing for the onetime tariff refund benefit received in fiscal 2026. Despite approximately $80 million of new incremental inflation headwinds, we expect pricing, reduced tariff rates, and cost-improvement actions to offset these pressures, enabling us to increase investment in the business to drive top line growth. And lastly, we expect adjusted free cash flow as a percentage of adjusted EBITDA to be around 50%.

Let's turn to slide 18. Depreciation and amortization is expected to be between $120 million and $130 million, including stock-based compensation of approximately $20 million to $25 million. Cash payment towards restructuring, optimization, and strategic transaction costs are expected to be between $20 million and $30 million. Capital expenditures are expected to be between $40 million and $50 million, while cash taxes are expected to be between $30 million and $40 million. For adjusted EPS, we use an effective tax rate of 27.1%, including discrete items and state taxes.

To close my section, I want to echo David and thank our global employees for their hard work and dedication this year. The results we've delivered reflect the focus and commitment of this team, and we remain clear-eyed about the opportunities and challenges ahead as we enter the new year.

Back to you now, David.

David M. Maura

Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.

Hey, thanks, Faisal. And thank you, everybody, for joining us on the call today. Look, I'd like to take a couple of minutes here just to recap the key takeaways. And I think you'll find those on slide 20. We are pleased with our full-year fiscal 2026 results. This was a year of meaningful progress. More importantly, it was a year of following through. We made commitments to our shareholders at the start of the year, and I'm really proud to say that we delivered on each and every one of them.

We said Global Pet Care and Home and Garden would return to growth. They did, with top line growth of 5.1% and 3.9%, respectively. We said that Home & Personal Care's top line would face pressure, but we would focus

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

on maximizing profitability. We did, with HPC delivering 130 basis points of adjusted EBITDA margin improvement, excluding tariff refunds for the full year.

We said we would deliver low-single-digit adjusted EBITDA growth, and we updated our framework throughout the year as our performance strengthened. We ended the full year with adjusted EBITDA of $317.4 million, excluding tariff refunds, up almost 10% versus the prior year. And we said we would continue to prioritize the balance sheet health and deliver approximately 50% free cash flow conversion as a percentage of our adjusted EBITDA. We did. We generated approximately $188 million of adjusted free cash flow, exceeding $8 per share in cash, excluding the tariff refunds.

Across the board, this was a year defined by execution. These results are a direct reflection of the discipline and focus our teams are bringing to the organization every day. As we look ahead into fiscal 2027, we're focused on building on this momentum. We know the road ahead is never without its challenges. Recent and significant inflationary headwinds are very real. The macroeconomic environment remains uncertain. But with all that said, we believe the actions we've taken over the last year to strengthen our cost structure, improve our pricing position, and maintain our balance sheet discipline position us exceedingly well to navigate through that uncertainty.

We enter fiscal 2027 with net leverage of just 0.77 turns, the lowest in our industry, and our total liquidity stands at over $836 million. We have significant financial flexibility. We will continue to pursue inorganic growth opportunities in Global Pet and Home and Garden, but we will do so with discipline, as we always have. Our foundation is strong, the strategy is working, we're confident in our ability to continue creating long-term value for our stakeholders.

Before I turn the call over, I want to close the way I started. This was a year of follow-through, and none of it happens without our global teams. To every member of the Spectrum Brands family, I say thank you. Thank you for not what you just delivered in 2026, but how you delivered it, with focus, with discipline, and a commitment to doing what we say we're going to do. That is the culture we have built, and I'm looking forward to seeing what this team can accomplish together in 2027.

To our shareholders, I say thank you. Thank you for your continued confidence and your support. We don't take that trust lightly, and we intend to keep earning it.

I'll turn the call now back to Jen for any questions. And listen, we may extend Q&A a little bit because we had a hiccup in the beginning with some technology and obviously there's some other things that took a lot of capacity in our opening remarks. Jen, back over to you.

Jennifer Schultz

Division Vice President-Financial Planning and Analysis & Investor Relations, Spectrum Brands Holdings, Inc.

Thank you, David. And operator, with that, we can go to the question queue now.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

QUESTION AND ANSWER SECTION

Operator: Thank you, Jen. As mentioned, at this time, we'll conduct the question-and-answer session. [Operator Instructions] Your first question comes from the line of Olivia Tong with Raymond James. Your line is now open.

Olivia Tong Analyst, Raymond James Financial, Inc.	Q

Great. Thanks. Good morning. I wanted to talk about a few things. First, on the $80 million in incremental inflation, how are you thinking about the potential offsets that result in EBITDA margins plus or minus flattish, presumably mostly focused on productivity initiatives. But what have you embedded for the pricing and promotion environment for fiscal 2027? You also mentioned you lost some shelf space. So what's your expectation for fiscal 2027 on that?

And then specifically for Pet, that continues to be a tale of two cities between companion and aquatics. Companion obviously doing well, aquatics less so. At this point, how big is aquatics? And what's your plan to sort of stabilize the business and minimize its drag to companion? How do you think about the role that M&A could or should play in this? Thanks so much.

David M. Maura Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.	A

I'll take a stab at it and then Faisal will clean it up. Look, I think in terms of the inflation, look, it's the most unwanted recent development and we had to underwrite this AOP plan over the last three months, and that's a direct effect of kind of Iran and oil and shipping rates and all the rest of it. And I think the whole industry is facing it, and I don't think it's going to be easy.

In terms of how we're addressing it, mostly we're going to do this through what we do well: cost improvement initiatives. So it's a lot of automation in the factories, it's a lot of re-engineering of products to make them better but cost less. There's a tremendous amount of work going on right now. In fact, I'll call out, I'll thank [ph] Bob Vollmer (00:48:20), the team in our facilities, they are doing a tremendous job to make sure they pull costs out of the business.

Retailers don't want us to raise prices. We want to drive volume. I think we were very intentional to let you know on this call that our 5.1% growth last year in Pet and our 3.9% growth in Home and Garden, that's not price. We grew volume, and we intend to grow volume again in 2027. Will we have to take some price action? Yes, unfortunately we do. We'll try to be smart about that. But that is all embedded in the outlook, and I think that addresses the first part of your question.

Look, 10 years ago, when I got involved in this business, aquatics was two-thirds of our sales. Today I think it's less than...

Faisal Qadir Chief Financial Officer & Executive Vice President, Spectrum Brands Holdings, Inc.	A

20%.

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

David M. Maura Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.	A

...20% of the business. Obviously, companion animal continues to be the bright spot as you referenced, but actually we see recent bright spots in aquatics, and quite frankly, Tetra is starting to take market share.

So, look, the M&A strategy is going to continue to be around building on the companion animal space. I think everybody knows we're looking hard there, been outbid recently on some stuff. We're going to remain disciplined. Faisal, anything else?

Faisal Qadir Chief Financial Officer & Executive Vice President, Spectrum Brands Holdings, Inc.	A

Yeah. I think the only thing I'll add, I think, is just our pricing will be very strategic. We don't expect to take price across the board. To David's point, a lot more comes out of our cost structure.

The only other thing I'd add on aquatics is that in Europe, we continue to take share, it's just the category has been struggling. And in North America, we have an on-purpose plan to turn the Tetra business around. That's where I think some of our recent struggles have been. But I'll highlight that our losses have been in hard goods, which, like we said before, is not strategic. So I think from a strategic perspective, we continue to be very well positioned in our Global Pet Care business.

Olivia Tong Analyst, Raymond James Financial, Inc.	Q

Got it. Thanks. And then on HPC, I think you said on the call that you're expecting flattish HPC sales for fiscal 2027. So could you talk about the drivers of that? And I know you don't want to talk about the bid, but can you talk about the factors in the HPC industry that, as you think – that are driving sort of the desire for a deal, and your willingness to talk about how much overlap there is on third-party manufacturers amongst different companies, your own unutilized capacity as well? Thanks.

David M. Maura Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.	A

Yeah. Look, we're not talking about the call – I mean, the deal on this Q&A piece, right? And I was pretty clear on that. I think – I mean, not to push back on you, but you guys are all equity analysts. You see what I see. And so I think the industrial logic here is, one, accurate and flawless. There are way too many people selling the same products to very few retailers, and that is not a smart value chain. We are trying to create a win-win situation here. In fact, I would call it a win-win-win. This is a win for Helen, it's a win for our Empower Brands business, and it's a win for the industry. And I think it's very, very obvious.

What's was the earlier part of the question?

Faisal Qadir Chief Financial Officer & Executive Vice President, Spectrum Brands Holdings, Inc.	A

The flat...

Olivia Tong Analyst, Raymond James Financial, Inc.	Q

Just basically the flattish...

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

David M. Maura Executive Chairman & Chief Executive Officer, Spectrum Brands Holdings, Inc.	A

Yeah. I mean, listen, I mean, HPC is competing in an industry where you've got one person with massive resources, massive innovation, and they've probably taken 80% of the profit pool. I mean, you know who that company is. And everybody else is left languishing. And unless you create scale and you have resource where you can actually invest meaningfully into consumer insight-driven innovation and actually spend a lot of money on digital marketing, so you have some share of voice to get to today's consumer, you're simply lost. And I'm telling you, there's a lot of subscale companies out here that are lost and they need scale. And I think what we're doing helps a lot of people, not just ourselves.

Olivia Tong Analyst, Raymond James Financial, Inc.	Q

Got it. Thank you.

Operator: Thank you. Your next question comes from the line of Bob Labick with CJS Securities. Your line is now open.

Robert James Labick Analyst, CJS Securities, Inc.	Q

Good morning. Thanks for taking our questions. Obviously, discussed a lot today. One of the topics we've talked about on previous calls a bit has been the innovation and the new products, which really drove a lot of the H&G, the Home and Garden growth this year. And I think you had told us that they were kind of leading amongst your segments in terms of their innovation engine.

So I wanted to ask: A, is there more new products coming? How's the pipeline for H&G? And then talk about the process of Pet and HPC catching up, which you had talked about before as well, please.

Faisal Qadir Chief Financial Officer & Executive Vice President, Spectrum Brands Holdings, Inc.	A

Look, Bob, thanks for the question. I'd start by just saying on the H&G side, we did launch our liquid fertilizer last year. We kind of made a comment about the typical property process we've followed recently is, second year of launch, we get more distribution; first year, we kind of look for consumer relevance. We make sure that it is successful on the distribution that we garner in the first year, which has been the case for liquid fertilizer. That'll continue to grow in the second year and follow kind of the same process that we followed with our recent launches. Obviously, there are more launches coming. As we get closer to the season, you'll hear us talk about it. We'll continue to focus on our new product innovation engine.

On the Pet side, I don't think it's accurate to say that they're lagging far behind. We've had Collayums launched last year, which was very successful. Our Good Boy brand across Europe has launched a lot of new products within its brand umbrella. So I'd say that engine's really strong too.

And on the HPC side, we talked about some innovations on the call and will continue to bring in innovation. But to David's point earlier, that is a very crowded market, and there's only so much your new innovation can drive in terms of incremental volume. But one of the ways that we're innovating in that business is the channels that we use to approach the consumers, and we are now reaching our consumers through new innovative channels, and a different set of consumers really are being reached through our direct-to-consumer channels. It's been very

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Spectrum Brands Holdings, Inc. (SPB) Q4 2026 Earnings Call	12-Nov-2026

successful in the UK, we're expanding that into continental Europe, and you'll see us expand that into North America too as we go forward.

Robert James Labick Analyst, CJS Securities, Inc.	Q

Okay. Great. In the interest of time, I'll pass the mic back over. Thank you very much.

Operator: Okay. Thank you. I'm showing no further questions at this time and would now like to turn it back to Jen Schultz for closing remarks.

Jennifer Schultz

Division Vice President-Financial Planning and Analysis & Investor Relations, Spectrum Brands Holdings, Inc.

Thank you. With that, we will conclude our conference call for today. Thank you to David and Faisal. And on behalf of Spectrum Brands, thank you for your participation this morning.

Operator: Yes. Thank you. This does conclude the program and you may now disconnect.

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